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                                                                    EXHIBIT 99.3
                        CROWN CASTLE INTERNATIONAL CORP.

                  Offer for Any and All Outstanding Shares of
              12 3/4% Senior Exchangeable Preferred Stock Due 2010
                   (Liquidation Preference $1,000 per Share)
                           in Exchange for Shares of
              12 3/4% Senior Exchangeable Preferred Stock Due 2010
                   (Liquidation Preference $1,000 per Share)
          Which Have Been Registered under the Securities Act of 1933

To: Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

  Crown Castle International Corp. (the "Company") is offering to exchange (the "Exchange Offer"), upon and subject to the terms and conditions set forth in
the Prospectus, dated                   (the "Prospectus"), and the enclosed
Letter of Transmittal (the "Letter of Transmittal"), its 12 3/4% Senior Exchangeable Preferred Stock due 2010, which have been registered under the Securities Act of 1933, as amended (the "Securities Act") (the "New Preferred Stock") for each $1,000 liquidation preference of its outstanding 12 3/4% Senior Exchangeable Preferred Stock due 2010 (the "Old Preferred Stock"). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated as of December 21, 1998, between the Company and the Initial Purchasers.

  We are requesting that you contact your clients for whom you hold Old Preferred Stock regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Preferred Stock registered in your name or in the name of your nominee, or who hold Old Preferred Stock registered in their own names, we are enclosing the following documents:

  1. Prospectus dated                  ;

  2. The Letter of Transmittal for your use and for the information of your clients;

  3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Preferred Stock are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

  4. A form of letter which may be sent to your clients for whose account you hold Old Preferred Stock registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

  5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  6. Return envelopes addressed to ChaseMellon Shareholder Services, the Exchange Agent for the Old Preferred Stock.

  Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m.,
New York City time, on                   (the "Expiration Date") (20 business
days following the commencement of the Exchange Offer), unless extended by the Company. The Old Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn at any time before 5:00 p.m, New York City time, on the Expiration Date.

  To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Preferred Stock should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.
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  If holders of Old Preferred Stock wish to tender, but it is impracticable for them to forward their certificates for Old Preferred Stock prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer--Guaranteed Delivery Procedures."

  Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials should be directed to the Exchange Agent for the Old Preferred Stock, at its address and telephone number set forth on the front of the Letter of Transmittal.

                                          Very truly yours,

                                          Crown Castle International Corp.

   NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.


Enclosures